Exhibit 23.5

CONSENT

To:          Ivanhoe Electric Inc. (the “Company”)

Re:          Registration Statement on Form S-3 of the Company.

SRK Consulting (U.S.), Inc. is the authoring firm of the report titled “SEC Technical Report Summary, Exploration Results Report, Tintic Project, Utah, U.S.A.” dated November 1, 2021 (the “Expert Report”) originally prepared for Ivanhoe Electric Inc.

SRK Consulting (U.S.), Inc. understands that the Company wishes to make reference to its name and the Expert Report in the Registration Statement on Form S-3 and any amendments or supplements and/or exhibits thereto, or the documents incorporated by reference therein (collectively, the “Form S-3”). SRK Consulting (U.S.), Inc. further understands that the Company wishes to use the Expert Report and/or extracts or information from the Expert Report in the Form S-3. SRK Consulting (U.S.), Inc. has been provided with a copy of the Form S-3, and have reviewed the proposed disclosure identified above.

Accordingly, in respect of the Form S-3, SRK Consulting (U.S.), Inc. does hereby consent to:

•	the use of, and references to, its name, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission);

•	the use of, and references to, the Expert Report in the Form S-3; and

•	the use, in the Form S-3, of extracts and information from the Expert Report, or portions thereof, that it prepared, that it supervised the preparation of and/or that it reviewed and approved (“Undersigned’s Information”).

Dated: July 10, 2023

By:	/s/ Justin L. Smith
	Name:	Justin L. Smith
	Title:	Authorized Representative, SRK Consulting (U.S.), Inc.